EXHIBIT 99.1


                               IFRS PRESS RELEASE


7:51 CST, TEXAS-- Feb 2, 2010 -- INFRARED SYSTEMS INTERNATIONAL (OTC BB: IFRS) announced today that it has signed a non-binding letter of intent with Propalms, Inc. (Pink Sheets: PRPM) pursuant to which IFRS will issue 11,557,217 restricted shares of its authorized and un-issued common stock to Propalms (representing 89.9% of the then outstanding stock of IFRS) for $200,000, to be paid on terms. IFRS then will acquire all of the outstanding common shares of Focus Systems, Inc., a wholly owned subsidiary of Propalms, in exchange for 3 million restricted common shares of IFRS. The 11,557,217 shares initially issued to Propalms and the related promissory note will be transferred by Propalms to William Wright, the President of Focus Systems. At the closing of the transactions, all Directors and officers of Infrared Systems shall resign, and William Wright will be appointed Chairman, President and CEO of IFRS.

Prior to the closing of the transactions with Propalms, IFRS will transfer all of its current assets and liabilities to a wholly-owned subsidiary of IFRS that will be managed by Gary Ball, the current CEO of IFRS. Within twelve months after the closing, either the stock of the subsidiary or the net proceeds from the sale of the subsidiary's assets will be distributed to the former stockholders of IFRS.

The proposed transactions are subject to the execution of a definitive agreement and the fulfillment of certain other conditions.

IFRS specializes in the development of infrared imaging technology for commercial dual use applications. Their pioneer work on the development of Enhance Vision technology for the commercial aircraft industry has received international recognition. In recent years they have been engaged in the export of Infrared detector modules for medical applications in Taiwan. Their most recent project has been the development of a unique physical security system (patent pending) intended to provide reliable detection and classification with a high level of assurance that false alarms have been rejected.

Focus Systems, Inc. is a service orientated, desktop virtualization, remote desktop and VoIP information technology provider. Focus Systems clients do not need to purchase a server or even PC's to use their service and fully benefit from it. Focus Systems enable their clients to realize the value of being able to expense the cost of their entire service as opposed to amortizing it over the life of purchased equipment, which in many cases will be obsolete before the tax benefits are realized.

"We are excited about the relationship with Propalms as well as the possible acquisition of Focus Systems, Inc. Their technology will create opportunities in a variety of vertical markets," stated Gary Ball, President of Infrared Systems International.

"We see the deal with Infrared systems as a great opportunity for Propalms and our shareholders. We will look for strategic acquisitions as we continue in 2010. Once the sale of Focus systems is completed, Propalms will continue towards the increase of the shareholders value as well as to continue fulfilling our business plan," stated Owen Dukes CEO, Propalms Inc.

ABOUT PROPALMS, INC.:
Propalms, Inc. is a global provider of application delivery and secure remote access solutions for Terminal Services and Virtual Desktop Infrastructures. Delivering to enterprises of all sizes, Propalms offers reliable, scalable and affordable solutions that simply work. Our belief is that application delivery solutions should be flexible, dynamic and, above all, simple to use.

Statements contained in this news release, other than those identifying historical facts, constitute "forward-looking statements'' within the meaning of
Section 21E of the Securities Exchange Act of 1934 and the Safe Harbor provisions as contained in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relating to the company's future expectations, including but not limited to revenues and earnings, technology efficacy, strategies and plans, are subject to safe harbors protection. Actual company results and performance may be materially different from any future results, performance, strategies, plans, or achievements that may be expressed or implied by any such forward-looking statements. IFRS disclaims any obligation to update or revise any forward-looking statements.


                         Infrared Systems International
                              15. N. Longspur Drive
                             The Woodlands, TX 77380
                                 BAG370@AOL.COM
                    Tel: (310) 213-2143, Fax: (832) 442-3027